Exhibit 99.1

1700 South Patterson Boulevard Dayton, OH 45479
NEWS RELEASE

For media information:	For investor information:

John Hourigan	Gregg Swearingen
(937) 445-2078	(937) 445-4700
john.hourigan@ncr.com	gregg.swearingen@ncr.com

For Release on October 23, 2003

NCR Reports Better-Than-Expected Third-Quarter Operating Results

•	Retail Store Automation and Financial Self Service businesses lead NCR’s overall operating performance improvement

•	Operating cash flow improved $111 million versus the third quarter of 2002

DAYTON, Ohio—NCR Corporation (NYSE: NCR) today reported better-than-expected operating results for the quarter ended September 30, 2003, including earnings of $0.19 per diluted share and revenue of $1.35 billion, down 2 percent from revenue in the third quarter of 2002. As anticipated, the year-over-year revenue comparison for the third quarter included a 4 percentage point benefit from foreign currency fluctuations.

Operating income for the third quarter was $33 million versus $53 million in the third quarter of 2002. The decline in operating income was due to a $50 million year-over-year negative impact from pension expense of $31 million in the third quarter of 2003, versus $19 million of pension income in the third quarter of 2002. Excluding the impact of pension, NCR generated a substantial improvement in year-over-year operating income in the quarter.

NCR reported net income of $18 million, or $0.19 per diluted share, versus net income of $41 million, or $0.42 per diluted share in the third quarter of 2002.

“Our improvement in non-pension operating income was very strong in the third quarter. I am even more pleased with the considerable progress we made in our longer-term reengineering efforts during the quarter. This progress was not fully reflected in our third-quarter results, and will better position us for success in future quarters,” said Mark Hurd, president and chief executive officer of NCR. “As we near the halfway point in our eight-quarter plan to

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achieve improved operating performance, we now expect to deliver more than $60 million of cost savings in 2003, as we move toward our stated objective of $250 million in total cost savings.”

Operating Segment Results

Generally, third-quarter year-over-year revenue comparisons for the company’s business units included a 3 to 4 percentage point benefit from foreign currency fluctuations. The operating segment results discussed below exclude the impact of $31 million of pension expense in the third quarter of 2003 and $19 million of pension income in the third quarter of 2002. NCR excludes the effect of pension expense/income when evaluating the year-over-year performance of, and making decisions regarding, its operating segments. Schedule B, found later in this earnings release, reconciles total “Income from operations excluding pension expense/income” for all of the company’s operating segments to “Total income from operations” for the company.

Data Warehousing Operating Segment

Operating income decreases in relationship with lower volume

NCR’s Data Warehousing segment reported third-quarter revenue of $274 million, down 4 percent from the third quarter of 2002. Operating income of $21 million for the quarter decreased $6 million from the third quarter of 2002, due to $12 million less revenue generated in the quarter. Although companies continue to install and upgrade their Teradata® data warehouses, Data Warehousing revenue continues to be limited by restrained capital spending for big-ticket items.

Significant items:

•	For the fourth consecutive year, Teradata was recognized as the global industry leader in data warehousing in Gartner’s Application Server Evaluation Model: Update 2003.

•	Saks Fifth Avenue Enterprises selected Teradata as its provider of enterprise customer relationship management support systems as part of its commitment to understand intimately the wants and needs of its core customers.

•	Bayer, a leading pharmaceuticals manufacturer, purchased a new Teradata data warehouse.

•	The Windber Research Institute is utilizing Teradata technology to create the first and only central data warehouse where molecular and clinical information is being assembled and integrated to help find the cause of breast and other forms of cancer.

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Financial Self Service Operating Segment

Higher gross margin enables improved profitability on lower revenue

The Financial Self Service segment generated third-quarter revenue of $271 million, down 6 percent from the year-ago period. Revenue growth in the Americas and Europe/Middle East/Africa (EMEA) regions offset a slower-than-anticipated pace of automated teller machine (ATM) installations in the Asia/Pacific region. Operating income of $47 million improved 38 percent from $34 million generated in the prior-year period. The improvement in operating income resulted from improved supply-chain costs and expense management.

During the quarter:

•	NCR received orders from nine of the top 15 banks in the United States valued in excess of $45 million.

•	In the EMEA region, NCR received orders from three major banks in the United Kingdom valued at $21 million. In addition, NCR won four deals in Germany valued in excess of $9 million in total.

•	In the Asia Pacific region, deals were won at three major banks in China valued at more than $30 million, including China’s first multivendor APTRA Edge software win at the Industrial and Commercial Bank of China. NCR also received orders from three Indian banks valued in excess of $10 million.

Retail Store Automation Operating Segment

Stronger-than-expected revenue growth leads to significantly improved operating income

For the third quarter of 2003, Retail Store Automation generated $210 million in revenue, up 16 percent from $181 million in the third quarter of 2002. Third-quarter operating income of $9 million was a $22 million improvement from the $13 million operating loss reported in the prior-year period. Although retailers are installing NCR’s new point-of-sale (POS) terminals and expanding their self-checkout system pilots, they continue to be cautious with capital spending. NCR’s newest line of POS terminals is generating strong interest among retailers, which bodes well for this business when the capital-spending environment improves.

During the quarter:

•	Jack in the Box, a leading U.S. fast-food hamburger chain, placed a $14 million order for NCR EasyPoint™ interactive kiosks for its 1,500 corporate-owned stores. In addition,

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Jack in the Box is completing a three-year initiative to replace the POS technology in its corporate-owned stores with NCR RealPOS™ touchscreen terminals.

•	Kohl’s Department Stores, one of the fastest-growing retailers in the United States, has installed NCR POS systems in its 540-plus stores.

Customer Services Operating Segment

Operational performance improved, mitigating the impact of continued pricing pressure

Customer Services revenue increased to $456 million in the third quarter of 2003, up 2 percent from the prior-year period. Operating income improved to $11 million in the quarter from the $7 million reported in the third quarter of 2002. Customer Service operating income continues to be affected by pricing pressures and an adverse mix shift that limits the positive leverage from increased revenue.

Systemedia Operating Segment

Improved operating margin on lower revenues

Systemedia third-quarter revenue was $119 million, down 6 percent from the revenue generated in the year-ago period. This business segment generated $5 million of operating income in the quarter, compared with break-even performance in the third quarter of 2002.

Payment and Imaging Operating Segment

Comparable operating income on lower revenue

Payment and Imaging generated $34 million in revenue during the third quarter, down 3 percent from the prior-year period. Despite lower revenue, Payment and Imaging generated $4 million of operating income, the same as produced in the third quarter of 2002.

Non-Operating Items

Net Interest and Other Expense in the third quarter of 2003 totaled $8 million, down from $15 million in the prior-year period.

The weighted average number of diluted shares outstanding declined to 95.3 million from 99.6 million in the prior-year period due to the company’s continued share repurchase activity. During the third quarter of 2003, NCR used approximately $15 million of cash to repurchase approximately 547,000 shares of NCR common stock.

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Balance Sheet

NCR ended the third quarter with $581 million in cash and short-term investments, a slight decrease from the $585 million cash balance on June 30, 2003. As of September 30, 2003, NCR had short- and long-term debt of $317 million, up from $312 million on June 30, 2003.

Cash Flow Improvement

NCR generated $74 million of cash flow from operations in the third quarter of 2003 versus $37 million of cash used for operations in the same period in 2002, a $111 million improvement. Capital expenditures in the third quarter of 2003 were $52 million compared to $71 million of capital expenditures in the year-ago period.

NCR generated $22 million of free cash flow in the third quarter of 2003 versus negative free cash flow of $108 million in the year-ago period, a $130 million improvement. For the first nine months of 2003, free cash flow improved $211 million versus the same period in 2002. NCR defines free cash flow as cash provided by operating activities less capital expenditures for reworkable service parts, property plant and equipment and additions to capitalized software.

	For the Periods Ended September 30
	Three Months		Year-to-Date
	2003	2002	2003	2002
Cash provided by operating activities (GAAP) (1)	$74	$(37)	$274	$103
Less capital expenditures for:
Net expenditures for reworkable service parts	(22)	(32)	(67)	(84)
Expenditures for property, plant and equipment	(13)	(22)	(42)	(66)
Additions to capitalized software	(17)	(17)	(50)	(49)

Free cash flow (non-GAAP measure) (2)	$22	$(108)	$115	$(96)

Given the improvement in year-to-date cash flow, and assuming less than $240 million of capital expenditures, NCR now expects cash flow from operations less capital expenditures, or free cash flow, to be more than $125 million for the full year 2003. At the beginning of 2003, NCR had expected free cash flow to be $50 million to $100 million for the year.

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Outlook

NCR expects revenue for each of its core business segments to be roughly flat compared with the fourth quarter of 2002. However, a 15 percent to 25 percent decline in the Other operating segment is expected to cause NCR’s overall revenue to decline 0 percent to 3 percent from the fourth quarter of 2002. A weaker dollar is expected to aid revenue comparisons by 3 to 4 percentage points in the fourth quarter.

Earnings per share for the fourth quarter is expected to be in the $0.55 to $0.60 range, reflecting NCR’s continuing progress in improving the operational efficiency of the company as well as the still-unpredictable capital-spending environment.

2003 Third-Quarter Earnings Conference Call

NCR’s senior management will discuss the company’s third-quarter results during a conference call today at 10:00 a.m. (ET). Live access to the conference call, as well as a replay, is available on NCR’s Web site at http://investor.ncr.com/. Supplemental financial information regarding NCR’s 2003 third-quarter operating results is also available on NCR’s Web site.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading global technology company helping businesses build stronger relationships with their customers. NCR’s ATMs, retail systems, Teradata® data warehouses and IT services provide Relationship TechnologyTM solutions that maximize the value of customer interactions. Based in Dayton, Ohio, NCR (www.ncr.com) employs approximately 29,300 people worldwide.

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NCR and Teradata are trademarks or registered trademarks of NCR Corporation in the United States and other countries. APTRA, ImageMark,, EasyPoint, NCR RealPOS, NCR RealScan and Relationship Technology are either trademarks or registered trademarks of NCR Corporation in the United States and/or other countries.

(1)	Generally Accepted Accounting Principles (GAAP)

(2)	NCR’s management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the company’s existing businesses, strategic acquisitions, strengthening the company’s balance sheet, repurchase of company stock and repayment of the company’s debt obligations. This non-GAAP measure should not be considered as a substitute for, or superior to, cash flows from operating activities under GAAP or as a proxy for cash flow available for discretionary spending.

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Note to Investors

This news release contains forward-looking statements, including statements as to anticipated or expected results, beliefs, opinions and future financial performance, within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements include projections of revenue, profit growth and other financial items, future economic performance and statements concerning analysts’ earnings estimates, among other things. These forward-looking statements are based on current expectations and assumptions and involve risks and uncertainties that could cause NCR’s actual results to differ materially.

In addition to the factors discussed in this release, other risks and uncertainties include: the duration and intensity of the capital-spending downturn and its impact on the markets in general or on our ability to meet our commitments to customers, the ability of our suppliers to meet their commitments to us, or the timing of purchases (including upgrades to existing data warehousing solutions and retail point-of-service solutions) by our current and potential customers and other general economic and business conditions, including the impact of SARS on the Asia-Pacific economy; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-checkout and electronic shelf- labeling technologies, ATM outsourcing and enterprise data warehousing), including our ability to accelerate market acceptance of new products and services; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings such as Retail Store Automation and Financial Self Service solutions; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings, particularly data warehousing technologies; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of recent cost-control measures taken by us; availability and successful exploitation of new acquisition and alliance opportunities; changes in generally accepted accounting principles and the resulting impact, if any, on the company’s accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; and other factors detailed from time to time in the company’s Securities and

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Exchange Commission reports and the company’s annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule A

[LOGO] NCR

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

	For the Periods Ended September 30
	Three Months		Nine Months
	2003	2002	2003	2002
Revenue
Products	$671	$709	$1,937	$2,031
Services	684	668	2,018	1,973

Total revenue	1,355	1,377	3,955	4,004
Cost of products	425	463	1,252	1,311
Cost of services	556	518	1,663	1,546

Total gross margin	374	396	1,040	1,147
% of Revenue	27.6%	28.8%	26.3%	28.6%
Selling, general and administrative expenses	285	287	852	861
Research and development expenses	56	56	171	173

Income from operations	33	53	17	113
% of Revenue	2.4%	3.8%	0.4%	2.8%
Interest and other expense, net	8	15	52	33

Income (loss) before income taxes and cumulative effect of accounting change	25	38	(35)	80
% of Revenue	1.8%	2.8%	(0.9%)	2.0%
Income tax expense (benefit)	7	(3)	(13)	9

Income (loss) before cumulative effect of accounting change	18	41	(22)	71
Cumulative effect of accounting change – Goodwill impairment, net of tax	—	—	—	(348)

Net income (loss)	$18	$41	$(22)	$(277)
% of Revenue	1.3%	3.0%	(0.6%)	(6.9%)

Net income (loss) per common share
Basic before cumulative effect of accounting change	$0.19	$0.42	$(0.23)	$0.72
Cumulative effect of accounting change – Goodwill impairment	—	—	—	(3.54)

Basic	$0.19	$0.42	$(0.23)	$(2.82)

Diluted before cumulative effect of accounting change	$0.19	$0.42	$(0.23)	$0.71
Cumulative effect of accounting change – Goodwill impairment	—	—	—	(3.47)

Diluted	$0.19	$0.42	$(0.23)	$(2.76)

Weighted average common shares outstanding
Basic	94.6	97.8	95.1	98.1
Diluted	95.3	99.6	95.1	100.2

Schedule B

[LOGO] NCR

NCR CORPORATION

CONSOLIDATED REVENUE and OPERATING INCOME SUMMARY

(in millions)

	For the Periods Ended September 30
	Three Months			Nine Months
	2003	2002	% Change	2003	2002	% Change
Revenue by segment
Data Warehousing
Data Warehousing solution	$208	$229	(9%)	$658	$719	(8%)
Data Warehousing support services	66	57	16%	194	166	17%

Total Data Warehousing	274	286	(4%)	852	885	(4%)
Financial Self Service	271	289	(6%)	757	749	1%
Retail Store Automation	210	181	16%	563	481	17%
Systemedia	119	126	(6%)	353	374	(6%)
Payment and Imaging	34	35	(3%)	101	111	(9%)
Customer Services
Products	—	—	—	—	2	(100%)
Professional and installation-related services	81	55	47%	225	147	53%
Customer Service Maintenance:
Financial Self Service	137	126	9%	405	378	7%
Retail Store Automation	113	118	(4%)	350	345	1%
Payment and Imaging	26	28	(7%)	79	79	—
Other	99	120	(18%)	308	375	(18%)

Total Customer Services	456	447	2%	1,367	1,326	3%
Other	67	63	6%	171	213	(20%)
Elimination of installation-related services included in both the Customer Services segment and the other reported segments	(76)	(50)	52%	(209)	(135)	55%

Total Revenue	$1,355	$1,377	(2%)	$3,955	$4,004	(1%)

Operating Income by segment
Data Warehousing	$21	$27		$84	$78
Financial Self Service	47	34		88	59
Retail Store Automation	9	(13)		(14)	(56)
Systemedia	5	—		7	3
Payment and Imaging	4	4		14	14
Customer Services	11	7		21	24
Other	(11)	(13)		(40)	(35)
Elimination of installation-relatied services operating income included in both the Customer Services segment and the other reported segments	(22)	(12)		(64)	(32)

Income excluding pension (expense)/income	64	34		96	55
Pension (expense)/income	(31)	19		(79)	58

Total Income from operations	$33	$53		$17	$113

Schedule C

[LOGO] NCR

NCR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

	September 30 2003	June 30 2003	December 31 2002
Assets
Current assets
Cash, cash equivalents and short-term investments	$581	$585	$526
Accounts receivable, net	1,152	1,132	1,204
Inventories	319	297	263
Other current assets	187	177	193

Total current assets	2,239	2,191	2,186
Property, plant and equipment, net	734	750	792
Prepaid pension cost	812	834	794
Deferred income taxes	615	614	596
Other assets	348	328	304

Total assets	$4,748	$4,717	$4,672

Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$11	$6	$5
Accounts payable	380	342	364
Payroll and benefits	255	210	227
Customer deposits and deferred service revenue	332	403	339
Other current liabilities	414	431	482

Total current liabilities	1,392	1,392	1,417
Long-term debt	306	306	306
Pension and indemnity	729	727	696
Postretirement and postemployment benefits	295	306	312
Other long-term liabilities	719	691	616

Total liabilities	3,441	3,422	3,347
Total stockholders’ equity	1,307	1,295	1,325

Total liabilities and stockholders’ equity	$4,748	$4,717	$4,672

Schedule D

[LOGO] NCR

NCR CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the Periods Ended September 30
	Three Months		Nine Months
	2003	2002	2003	2002
Operating Activities
Net income (loss)	$18	$41	$(22)	$(277)
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities
Depreciation and amortization	75	83	238	245
Deferred income taxes	20	10	12	3
Goodwill impairment	—	—	—	348
Other adjustments to income (loss), net	(1)	(2)	3	18
Changes in assets and liabilities
Receivables	(20)	(66)	52	(82)
Inventories	(22)	(15)	(56)	(31)
Current payables	70	(38)	—	(9)
Customer deposits and deferred service revenue	(72)	(20)	(8)	39
Employee severance and pension	1	(37)	12	(114)
Other assets and liabilities	5	7	43	(37)

Net cash provided by (used in) operating activities	74	(37)	274	103
Investing Activities
Net expenditures for reworkable service parts	(22)	(32)	(67)	(84)
Expenditures for property, plant and equipment	(13)	(22)	(42)	(66)
Proceeds from sales of property, plant and equipment	2	2	6	13
Additions to capitalized software	(17)	(17)	(50)	(49)
Other investing activities	(1)	4	(4)	17

Net cash (used in) investing activities	(51)	(65)	(157)	(169)
Financing Activities
Purchase of Company common stock	(15)	(22)	(74)	(47)
Short-term borrowings, net	5	10	6	(116)
Long-term debt, net	1	—	1	296
Other financing activities	(19)	6	(6)	48

Net cash (used in) provided by financing activities	(28)	(6)	(73)	181
Effect of exchange rate changes on cash and cash equivalents	1	—	11	11

(Decrease) increase in cash and cash equivalents	(4)	(108)	55	126
Cash and cash equivalents at beginning of period	585	569	526	335

Cash and cash equivalents at end of period	$581	$461	$581	$461